Exhibit 99

Marriott International, Inc. Corporate Headquarters	Marriott Drive Washington, D.C. 20058

NEWS

CONTACT:	John Wolf
Marriott International
(301) 380-5718
john.wolf@marriott.com

IRS CONFIRMS THAT MARRIOTT SYNTHETIC FUEL PLANTS MEET PLACED-IN-SERVICE REQUIREMENT

WASHINGTON, DC – June 27, 2005 – Marriott International (NYSE:MAR) announced today that the Internal Revenue Service (IRS) National Office issued a Technical Advice Memorandum confirming that the synthetic fuel facilities owned by Marriott’s synthetic fuel ventures that had been the subject of a challenge by IRS field auditors meet the placed-in-service requirement under Section 29 of the Internal Revenue Code. One of the conditions to qualify for tax credits under Section 29 is that the production facility must have been placed in service before July 1, 1998. Marriott has been informed by PacifiCorp Financial Services, which owned the synthetic fuel facilities during the periods under audit by the IRS and sold those facilities to Marriott in October 2001, that IRS field auditors have decided to close the audit without any disallowance of tax credits.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 2,600 lodging properties in the United States and 65 other countries and territories. The company is headquartered in Washington, D.C. It is ranked as the lodging industry’s most admired company and one of the best places to work for by Fortune® magazine. In fiscal year 2004, Marriott International reported sales from continuing operations of $10 billion, and the company had approximately 133,000 employees at year-end 2004. For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1